Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statement on Form S-8 pertaining to the NovaBay Pharmaceuticals, Inc. 2017 Omnibus Incentive Plan, of our report dated March 29, 2022 relating to the consolidated financial statements of NovaBay Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ WithumSmith+Brown, PC

San Francisco, California
May 13, 2022